Exhibit 99.1

For Immediate Release:

CONTACT:

Bob Husted	David Rosenthal
Investor Relations Manager	Chief Financial Officer
(303) 440-5330	(303) 440-5330

SpectraLink Announces Preliminary First Quarter Results

BOULDER, Colo., April 11 — SpectraLink Corp. (Nasdaq: SLNK) announced today that first quarter 2005 revenues would be approximately $20.6 million. Lower than expected revenues will result from unexpected weakness in the OEM and major reseller channels during the quarter.

Earnings per share for the first quarter is projected to be approximately 11 cents. This is in line with the company’s operating plan for the first quarter and will allow SpectraLink to remain on track to achieve its annual earnings plan. The previously guided front-end loading of expense in the first quarter was offset by higher than expected gross margins and effective management of costs.

The company’s balance sheet remains strong with cash, cash equivalents and investments expected to surpass $60 million as of March 31, 2005.

SpectraLink will provide further detail and 2005 guidance during its conference call scheduled for April 20, 2005, at 4:30 p.m. Eastern time.

About SpectraLink
SpectraLink, the leader in workplace Wi-Fi telephony, delivers the power of mobile voice and messaging applications to businesses worldwide. Seamlessly integrating with VoIP and traditional telephony platforms, SpectraLink’s scalable technology provides instant access to people and business-critical information. SpectraLink handsets free on-premises employees to be more accessible, productive and responsive. For more information, visit www.spectralink.com or call 1-800-676-5465.

This release may contain forward-looking statements that are subject to many risks and uncertainties, including the inability to close several large orders in the sales pipeline; OEM agreements with SpectraLink that impact margins and may not result in increased future sales of SpectraLink’s products or services; adverse changes in economic and business conditions affecting SpectraLink’s customers; the intensely competitive nature of the wireless communications industry, and a customer preference to buy all telephone communications systems from a single source provider that manufactures and sells PBX or key/hybrid systems; changes in rules and regulations of the FCC; and the anticipated growth of the market for on-premises wireless telephone systems. More information about potential risk factors that could affect our results is available in SpectraLink’s filings with the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2004.